 CONSENT OF INDEPENDENT AUDITORS

As independent public accountants, we consent to the incorporation by reference in the Registration Statement on Form S-8 (File No.'s 333-59281, 333-64389, 333-78317, 333-64300 and 333-103752) and on Form S-3 (File No.'s 333-75558, 333-84826 and 333-99693) pertaining to the L-3 Ilex Systems Savings and Security Plan and Trust of our report dated June 16, 2006, with respect to the financial statements and supplemental schedules of L-3 Ilex Systems Savings and Security Plan and Trust included in this Form 11-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2005.

/s/ Mayer Hoffman McCann P.C.
Plymouth Meeting, Pennsylvania
June 26, 2006